Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services, Inc. Announces Extension of Consent Solicitation For Its 7% Senior Notes Due 2022 (CUSIP No. 404030 AE8)

BATON ROUGE, Louisiana – (May 4, 2016) – H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) announced that the Company has extended, until 5:00 p.m., New York City time, on May 11, 2016, the expiration time for its previously announced solicitation of consents (the “Consent Solicitation”)from holders of its 7.00% Senior Notes due 2022, CUSIP No. 404030 AE8 (the “Notes”), to a proposed amendment to the indenture, dated as of August 20, 2012, under which the Notes were issued.

The proposed amendment would provide for a dividend basket in the aggregate amount of $50 million per calendar year (with the unused amount in any calendar year being carried over to succeeding calendar years) under the restricted payments covenant of the indenture so long as, at the time of declaration of such dividend, the Leverage Ratio (as such term defined in the consent solicitation statement) does not exceed 3.5x. The aggregate amount of dividends paid by the Company pursuant to the new dividend basket would reduce on a dollar-for-dollar basis the cumulative amount available to the Company for restricted payments under the “grower” basket of the Indenture. The complete terms and conditions of the consent solicitation are as set forth in the Company’s consent solicitation statement dated April 21, 2016, the accompanying consent form, and the other documents relating to the Consent Solicitation, previously distributed to holders of the Notes as of the record date of April 20, 2016.

The Consent Solicitation was previously scheduled to expire on May 4, 2016. Except for the extension of the expiration date as set forth above, the terms of the Consent Solicitation remain unchanged. Holders of the Notes that have validly provided consents do not need to take further action in light of the extension.

D.F. King and Company, Inc. is the Information and Tabulation Agent for the Consent Solicitation. Copies of the Consent Solicitation Statement and related documents may be obtained by holders of the Notes from D.F. King and Company, Inc. at (800) 499-8159.

J.P. Morgan Securities LLC is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to J.P. Morgan Securities LLC at (toll-free) (866) 834-4666 or (collect) (212) 834-2494.

None of the Company, the Guarantors, the Trustee, the Information and Tabulation Agent nor the Solicitation Agent makes any recommendation as to whether the Holders should consent to the adoption of the proposed amendment to the Indenture.               THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS.                THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE SOLICITATION DOCUMENTS THAT THE INFORMATION AND TABULATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES ON THE RECORD DATE. HOLDERS OF THE NOTES SHOULD READ CAREFULLY THE SOLICITATION DOCUMENTS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 76 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our inability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve; (3) the impact of conditions of the global credit and commodity markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual

Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.